AGREEMENT AND PLAN OF MERGER

AMONG

BEACON ENERGY HOLDINGS, INC.,

BEACON ACQUISITION, INC. ,

AND

ENVIRONMENTAL QUALITY MANAGEMENT, INC.

Dated as of January 25, 2011

AGREEMENT OF PLAN AND MERGER

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Exhibit A	Certificate of Designation
Exhibit B	New Parent Bylaws
Exhibit C	Executive Officers of Parent
Exhibit D	Distribution of Parent Shares
Exhibit E	Form of New Notes
Exhibit F	Good Manufacturing Procedures Shut-Down Description
Exhibit G	Production Statistics
Exhibit H	Appraisal Report
Exhibit I	Company Director Nominees

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2011 (this “ Agreement ”), among Beacon Energy Holdings, Inc., a Delaware corporation (“ Parent ”), Beacon Acquisition, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“ Merger Sub ”), and Environmental Quality Management, Inc., an Ohio corporation (the “ Company ”).

WITNESSETH:

WHEREAS, Parent is a Delaware corporation having authorized capital stock consisting of (i) 70,000,000 shares of Common Stock, par value $0.001 per share (the “ Parent Common Stock ”), of which, as of the date hereof, 34,383,703 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“ Parent Preferred Stock” ), none of which, as of the date hereof, are issued and outstanding;

WHEREAS, Merger Sub is an Ohio corporation having authorized capital stock consisting of 1,000 shares of Common Stock, par value $0.01 per share (the “ Merger Sub Common Stock ”), of which, as of the date hereof, 100 shares are issued and outstanding, all of which are owned of record and beneficially by Parent;

WHEREAS, the Company is an Ohio corporation having authorized capital stock consisting of (i) 14,400,000 shares of common stock, par value $0.01 per share (the “ Company Common Stock ”), of which, as of the date hereof, 9,981,590 shares are issued and outstanding, and (ii) 600,000 shares of preferred stock, without par value (“ Company Preferred Stock ”), (x) 150,000 shares of which have been designated as Senior Preferred Stock (the “ Company Senior Preferred Stock ”), all of which, as of the date hereof, are issued and outstanding, and (y) 150,000 shares of which have been designated as Junior Preferred Stock (the “ Company Junior Preferred Stock ”) 119,180.7 of which, as of the date hereof, are issued and outstanding;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “ Merger ”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders or stockholders, as applicable;

WHEREAS, in connection with, and immediately prior to, the consummation of the Merger, a reverse stock split of Parent Common Stock shall be consummated, pursuant to which five outstanding shares of Parent Common Stock shall be converted into one share of Parent Common Stock; and

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which the Merger is to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “ Code ”).

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NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

  Section 1.1             The Merger .  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the “ OGCL ”), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined).  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “ Surviving Corporation ”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the OGCL.

  Section 1.2             Effective Time .  The Merger shall become effective when a Certificate of Merger (the “ Certificate of Merger ”), executed in accordance with the relevant provisions of the OGCL, is filed with the Secretary of State of the State of Ohio; provided , however , that, upon the mutual consent of Merger Sub and the Company, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date the Certificate of Merger is filed.  The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

  Section 1.3             Effects of the Merger .  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCL, including, without limitation, Section 1701.82 thereof.

  Section 1.4             Articles of Incorporation and Code of Regulations, Directors and Officers of Merger Sub .

(a)   At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Entity, including all Orders (“ Laws ”); provided, however, that the name of the Surviving Corporation shall be “Environmental Quality Management, Inc.”  At the Effective Time, the code of regulations of Merger Sub, as in effect immediately prior to the Effective Time, shall become the code of regulations of the Surviving Corporation until thereafter changed or amended as provided therein or in the articles of incorporation of the Surviving Corporation.

(b)   The directors and officers of the Company at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

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  Section 1.5             Certificate of Incorporation, Bylaws, Directors and Officers of Parent .  As of the Effective Time, Parent shall take the following actions:

(a)   Parent shall adopt a Certificate of Designations for the Parent Series A Convertible Preferred Stock, in the form attached hereto as Exhibit A (the “ Certificate of Designation ”) by filing the same in the office of the Secretary of State of the State of Delaware and Parent shall cause to be filed with the office of the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation changing the name of Parent to “EQM Technologies & Energy, Inc.” (the “ Name Change ”);

(b)   The Parent Bylaws (as hereinafter defined) shall be amended and restated in the form attached hereto as Exhibit B and shall become the Bylaws of Parent at the Effective Time, until thereafter amended as provided by the Delaware General Corporation Law, the Certificate of Incorporation of Parent and such Bylaws;

(c)   Parent shall cause the Board of Directors of Parent (the “ Parent Board ”) immediately following the Effective Time to be comprised of five individuals (one to be designated by a majority of Parent Common Stockholders, three to be designated by a majority of the Company Common Stock holders, and the Chief Executive Officer of the Company).  Unless otherwise agreed to by the Company, each existing director of Parent (other than the member designated by a majority of Parent Common Stockholders) shall submit a written resignation to the Parent Board on the Closing Date which shall be effective as of the Effective Time; and

(d)   The individuals listed on Exhibit C shall be appointed as the executive officers of Parent. Each existing executive officer of Parent shall submit a written resignation from his or her position as an executive officer of Parent on the Closing Date which shall be effective as of the Effective Time.

  Section 1.6             Reverse Stock Split .  Parent shall submit to its stockholders for approval and, if approved, immediately prior to the Effective Time, Parent shall cause to be filed, a Certificate of Amendment to its Certificate of Incorporation (the “ Reverse Split Amendment ”), whereby, upon the effectiveness of filing of the Reverse Split Amendment, without any further action on the part of Parent, Merger Sub, the Company or the holders of any securities of Merger Sub and the Company:

(a)   Every five shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into and become one fully paid and nonassessable share of Parent Common Stock (the “ Reverse Stock Split ”) and all shares of Parent Common Stock to be issued pursuant to this Article I at the Effective Time shall be after giving effect to the Reverse Stock Split;

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(b)   Any shares of Parent Common Stock held as treasury stock or owned by Parent immediately prior to the filing of the Reverse Split Amendment shall each be reclassified in the manner determined pursuant to this Section 1.6 ; and

(c)   No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Reverse Stock Split. With respect to each holder of shares of Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all fractional shares of Parent Common Stock otherwise issuable to such holder), Parent shall round the number of shares of Parent Common Stock deliverable to such holder up to the nearest whole number, entitling such holder to receive, in lieu of such fractional share, one share of Parent Common Stock.

  Section 1.7             Conversion of Securities .  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Merger Sub and the Company other than as contemplated in this Agreement:

(a)   Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, so that immediately following the Effective Time, Parent will be the holder of all the issued and outstanding shares of capital stock of the Surviving Corporation;

(b)   All shares of Company Common Stock that immediately prior to the Effective Time are held in the treasury of the Company shall be cancelled and revert to the status of authorized but unissued shares and no capital stock of Parent, capital stock of the Surviving Corporation, cash or other consideration shall be paid or delivered in exchange therefor;

(c)   Subject to the provisions of Sections 1.10 and 1.11 and, if applicable, Section 1.7(d) ,

  (i)             Conversion of Company Common Stock .  Each share of Company Common Stock (each a “ Company Share ”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.7(b) , shall be converted into the right to receive 0.9025 validly issued, fully paid and nonassessable Parent Shares (as hereinafter defined), calculated after giving effect to the Reverse Stock Split (the “ Common Merger Consideration ”).  Any fractional shares resulting from the aforementioned conversion shall not be issued by Parent and shall be rounded up to the nearest whole number of Parent Shares.  All Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certificates representing the Parent Shares into which such shares are converted;

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  (ii)             Conversion of Company Junior Preferred Stock .  The shares of Company Junior Preferred Stock currently outstanding, including all accrued but unpaid dividends on such shares, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 9,436,929 validly issued, fully paid and nonassessable Parent Shares, calculated after giving effect to the Reverse Stock Split, to be distributed among the holders of Company Junior Preferred Stock as set forth in Exhibit D hereto (the “ Junior Preferred Merger Consideration ”), and, at the Effective Time, all dividends on the Company Junior Preferred Stock shall stop accruing dividends.  Any fractional shares resulting from the aforementioned conversion shall not be issued by Parent and shall be rounded up to the nearest whole number of shares of Parent Common Stock.  All shares of Company Junior Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certificates representing the Parent Shares into which such shares are converted.  All accrued but unpaid dividends on the Company Junior Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled, and the only right with respect thereto shall be the right to receive certificates representing the Parent Shares into which such accrued but unpaid dividends are converted; and

  (iii)             Conversion of Company Senior Preferred Stock.   The shares of Company Senior Preferred Stock currently outstanding, including all accrued but unpaid dividends on such shares, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 952,381 validly issued, fully paid and nonassessable Parent Series A Convertible Preferred Shares and 3,305,797 validly issued, fully paid and nonassessable Parent Shares, calculated after giving effect to the Reverse Stock Split, to be issued to the sole holder of Company Senior Preferred Stock as set forth in Exhibit D hereto (the “ Senior Preferred Merger Consideration ” and collectively with the Common Merger Consideration, the Junior Preferred Merger Consideration and the Escrow Shares (as hereinafter defined), the “ Merger Consideration ”), and, at the Effective Time, all dividends on the Company Senior Preferred Stock shall stop accruing dividends.  Any fractional shares resulting from the aforementioned conversion shall not be issued by Parent and shall be rounded up to the nearest whole number of Parent Series A Convertible Preferred Shares or Parent Shares, as applicable.  All shares of Company Senior Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certificates representing the Parent Series A Convertible Preferred Shares and Parent Shares into which such shares are converted.  All accrued but unpaid dividends on the Company Senior Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled, and the only right with respect thereto shall be the right to receive certificates representing the Parent Series A Convertible Preferred Shares and Parent Shares into which such accrued but unpaid dividends are converted;

  (d)               Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who seeks relief who was a record holder of the Company Common Stock as of the date fixed for determination of shareholders entitled to vote on the adoption of this Agreement, and who files with the Company within 10 days after such vote to approve this Agreement, written demand to be paid the fair cash value for such shares of Company Common Stock that have not been voted in favor of the proposal to adopt this Agreement in accordance with Sections 1701.84 and 1701.85 of the OGCL (“ Dissenting Shares ”) will not be converted into the right to receive the Merger Consideration as provided in Section 1.7(c) , unless and until such shareholder fails to demand payment properly or otherwise waives, withdraws or loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL.  If any such shareholder fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting shareholder, that shareholder’s Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. From and after the Effective Time, each shareholder who has asserted rights as a dissenting shareholder as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled only to such rights as are granted under those Sections of the OGCL; and

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  Section 1.8             Company Stock Options .  Each Company Stock Option (as hereinafter defined) that is outstanding and unexercised as of immediately prior to the Effective Time shall be terminated and cancelled at the Effective Time and the holders of any unexercised Company Stock Options shall not be entitled to receive any portion of the Merger Consideration or any other rights pursuant to this Agreement or as a stockholder of the Company.  Prior to the Closing Date, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the termination and cancellation of unexercised Company Stock Options immediately prior to the Effective Time in accordance with applicable Law, the Company Stock Option Plans and all Company Stock Option agreements and any other plan or arrangement of Company (whether written or oral, formal or informal), including delivering all notices required thereby.

  Section 1.9             Escrow Shares .

(a)   At the Closing, an aggregate of 11,433,858 Parent Shares (the “ Escrow Shares ”) shall be issued, subject to the following sentence and in addition to the Parent Shares issued pursuant to Section 1.7 , to the recipients of the Common Merger Consideration, Junior Preferred Merger Consideration and Senior Preferred Merger Consideration pro rata based on the percentage of the total number of Parent Shares constituting the Common Merger Consideration, Junior Preferred Merger Consideration and Senior Preferred Merger Consideration issued to each recipient.  At the Closing, the Escrow Shares shall be deposited in escrow, to be held in accordance with the terms of the Escrow Agreement (the “ Escrow ”).  Olshan Grundman Frome Rosenzweig & Wolosky LLP shall serve as escrow agent for the Escrow (the “ Escrow Agent ”).

(b)   The Escrow Shares shall be released from escrow and delivered to their holders pro rata on the twelve-month anniversary of the Closing unless, prior to the twelve-month anniversary of the Closing, either of the following has occurred: (a) the final reinstatement and extension of the Biodiesel Tax Incentive (as hereinafter defined) at least through December 31, 2012; or (b) (i) Parent’s receipt of a firm commitment to purchase at least 800,000 gallons per month of Biodiesel (as hereinafter defined) from a credit-worthy buyer, in the Company’s reasonable determination, at a price per gallon equal to the spot price of petroleum-based diesel (as reported by the Oil Price Information Service (OPIS)) plus $1.00, and (ii) the refinery owned by Beacon Energy (Texas) Corp., a Subsidiary of Parent, located in Cleburne, TX (the “ Refinery ”), shall have produced at least 800,000 gallons per month of Biodiesel for at least one full fiscal quarter (a period of three consecutive months ending on March 31, June 30, September 30, or December 31).  Any Escrow Shares that are not released from escrow and delivered to their holders pro rata pursuant to the preceding sentence and are not released from or being held in Escrow in accordance with Article VIII shall automatically be forfeited and cancelled on the later of (x) the 12-month anniversary of the Closing and (y) 30 days after the auditor’s release of the final results of its audit of Parent’s financial statements for fiscal 2011 to Parent.

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  Section 1.10             Exchange of Shares .

(a)   Exchange Agent ..  Parent shall act as Exchange Agent hereunder (the “ Exchange Agent ”) with reasonable cooperation from the Company.  Immediately prior to the Effective Time, Parent shall designate for exchange in accordance with this Section 1.10 ,  certificates representing the Parent Shares and Parent Series A Convertible Preferred Shares (or appropriate alternative arrangements shall be made by Parent if uncertificated Parent Shares or Parent Series A Convertible Preferred Shares will be issued) issuable pursuant to Section 1.7(c) in exchange for outstanding Company Common Shares and shares of Company Preferred Stock (such Parent Shares and Parent Series A Convertible Preferred Shares being hereinafter referred to as the “ Exchange Fund ”).  The Exchange Agent shall, pursuant to irrevocable instructions from the Company, deliver the appropriate Merger Consideration in exchange for surrendered certificates that immediately prior to the Effective Time represented Company Common Shares and shares of Company Preferred Stock (the “ Certificates ”) pursuant to Section 1.7(c) out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(b)   Exchange Procedures.   Promptly, but in any event within five (5) Business Days after the Effective Time, the Exchange Agent shall send to each holder of record of Certificates a letter of transmittal for use in such exchange (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form), and instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.  The Exchange Agent shall also provide for holders of Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Certificates in exchange for the applicable Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor certificate(s) representing that number of whole shares of Parent Common Stock or Parent Series A Convertible Preferred Stock which such holder has the right to receive in respect of the shares of Company Common Stock and Company Preferred Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock and Company Preferred Stock then held by such holder), subject to the deposit of any Escrow Shares into escrow in accordance with Section 1.9 , and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock or Parent Series A Convertible Preferred Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 1.10 , each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock or Parent Series A Convertible Preferred Stock, as applicable.

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(c)   Further Rights in Company Common Stock or Company Preferred Stock .   All shares of Parent Common Stock or Parent Series A Convertible Preferred Stock issued upon conversion of the shares of Company Common Stock or Company Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as applicable.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Preferred Stock for twelve (12) months after the Effective Time shall be delivered to Parent, and any holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this Article I shall thereafter look only to Parent for the shares of Parent Common Stock or Parent Series A Convertible Preferred Stock to which they are entitled pursuant to Section 1.7 .

(e)   No Liability ..  Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock or Company Preferred Stock for any such Parent Shares or Parent Series A Convertible Preferred Shares which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(f)   Lost Certificates .. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its reasonable business judgment, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock or Parent Series A Convertible Preferred Stock to which the holders thereof are entitled pursuant to Section 1.7 .

(g)   Withholding ..  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock such amounts as Parent is required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Preferred Stock in respect of whom such deduction and withholding was made by Parent.

(h)   Securities Law Issues .  Parent shall issue the shares of Parent Common Stock and Parent Series A Convertible Preferred Stock in exchange for outstanding shares of Company Common Stock and Company Preferred Stock as provided in Section 1.7 pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “ Securities Act ”), and/or Regulation D promulgated under the Securities Act. Parent and Company shall comply with all applicable provisions of, and rules under, the Securities Act in connection with offering and issuance of shares of Parent Common Stock and Parent Series A Convertible Preferred Stock in the Merger.

  Section 1.11             Closing of Company Transfer Books .  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares or shares of Company Preferred Stock shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates representing Company Shares or shares of Company Preferred Stock are presented to the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged as provided in this Article I .

  Section 1.12             Further Assurances .  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

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  Section 1.13             Closing .  The closing of the transactions contemplated by this Agreement (the “ Closing ”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the “ Closing Date ”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as qualified by the disclosure schedule delivered by Parent to the Company concurrently herewith (the “ Parent Disclosure Schedule ”) as follows:

  Section 2.1             Organization, Standing and Power .

(a)   Except as set forth in Section 2.1(a) of the Parent Disclosure Schedule, Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)   Except as set forth in Section 2.1(b) of the Parent Disclosure Schedule, each Subsidiary (as hereinafter defined) of Parent that is a “ Significant Subsidiary ” (as such term is defined in Rule 1-02 of Regulation S-X) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as hereinafter defined).  Parent and each of its Subsidiaries that is a Significant Subsidiary are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

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(c)   The copies of Parent’s Certificate of Incorporation (the “ Parent Certificate ”) and Bylaws (the “ Parent Bylaws ”) that are listed as exhibits to Parent’s Form 10-K for the year ended December 31, 2009 are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent Bylaws. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

  Section 2.2             Capital Structure .

(a)   Except as set forth in Section 2.2 of the Parent Disclosure Schedule, the authorized capital stock of Parent consists of 70,000,000 Parent Shares and 5,000,000 Parent Preferred Shares.  At the close of business on the date immediately preceding this Agreement, (i) 34,383,703 Parent Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights; (ii) warrants to purchase 884,074 Parent Shares at an exercise price of $0.01 share per were outstanding, all of which were exercisable; (iii) no Parent Shares were held in the treasury of Parent or by Subsidiaries of Parent; (iv) 3,000,000 Parent Shares were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire Parent Shares under Parent’s plans or other arrangements or pursuant to any plans or arrangements assumed by Parent in connection with any acquisition, business combination or similar transaction; and (iv) no Parent Preferred Shares were issued and outstanding.  Between December 31, 2009 and the date of this Agreement, except as set forth herein, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.  All of the Parent Shares and Parent Preferred Shares issuable upon conversion of Company Common Stock and Company Preferred Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, except the Escrow Shares will be subject to Section 1.9 and the terms of the Escrow Agreement.  As of the date of this Agreement, except for (i) this Agreement and (ii) as set forth above, there are no options, warrants, calls, rights, puts or Contracts (as hereinafter defined) to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract.  As of the date of this Agreement, Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.  There are no Contracts to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of its Subsidiaries.

(b)   There are no registration rights and, to the Knowledge of Parent, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security of any class of any of its Subsidiaries. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder.

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(c)   Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Significant Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except for director or qualifying shares, each such share (or other voting security or equity equivalent, as the case may be) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other Encumbrances of any nature whatsoever.  Exhibit 21.1 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission (the “ SEC ”), constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

  Section 2.3             Authority .

(a)   On or prior to the date of this Agreement, the Parent Board has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger), (iii) resolved to recommend (subject to Section 4.2 ) that the Parent Common Stockholders vote for approval of the Name Change, the Reverse Stock Split, the Merger, this Agreement and the transactions contemplated herein, and (iv) directed that the Name Change, the Reverse Stock Split, the Merger, this Agreement and the transactions contemplated herein be submitted to Parent Common Stockholders for approval and adoption (the “ Parent Board Approval ”).  Parent Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby.

(b)   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and, subject to approval and adoption of this Agreement by Parent Common Stockholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than Parent Stockholder Approval as provided in Section 5.1 .  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

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(c)   Merger Sub’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that Parent, as Merger Sub’s sole stockholder, approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(d)   Other than the actions required to be taken under Section 6.2(i) , no additional action by the holders of the Original Notes is necessary to authorize this Agreement or to consummate the transactions contemplated herein, including but not limited to the Merger and the replacement of the Original Notes with the New Notes in substantially the form set forth on Exhibit E , subject to and effective upon the Closing.

  Section 2.4             Consents and Approvals; No Violation .

(a)   The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) (assuming Parent Stockholder Approval is obtained) conflict with or violate any provision of the Parent Certificate or Parent Bylaws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (ii) (assuming that all consents, approvals, authorizations and permits described in Section 2.4(b) have been obtained and all filings and notifications described in Section 2.4(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, Parent Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

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(b)   Except as set forth on Section 2.4(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (i) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “ Exchange Act ”), the Securities Act, applicable blue sky laws, the Parent Stockholder Approval and the filing and recordation of the Certificate of Merger as required by Ohio Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

  Section 2.5             SEC Documents and Other Reports; Internal Controls and Procedures .

(a)   Except as set forth on Section 2.5(a) of the Parent Disclosure Schedule, Parent has timely filed with the SEC all documents required to be filed by it since June 30, 2008 under the Securities Act or the Exchange Act (the “ Parent SEC Documents ”).  As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“ GAAP ”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).  Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, Parent has not, between June 30, 2008 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on June 30, 2008.

(b)   Except as set forth in Section 2.5(b) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “ Sarbanes-Oxley Act ”).

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(c)   Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since June 30, 2008 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review.  To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened regarding Parent, including but not limited to any accounting practices of Parent.

(d)   Except as set forth in Section 2.5(d) of the Parent Disclosure Schedule, Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Except as set forth in Section 2.5(d) of the Parent Disclosure Schedule, Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Except as set forth in Section 2.5(d) of the Parent Disclosure Schedule, based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, except as set forth in the Parent SEC Documents, (i) to the Knowledge of Parent, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

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  Section 2.6             Undisclosed and Other Specified Liabilities .

(a)   Neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent SEC Documents, (ii) described in Section 2.6(a) of the Parent Disclosure Schedule, or (iii) incurred since November 30, 2010 in the ordinary course of business consistent with practices of a company in Parent’s industry in both type and amount.

(b)   Except as described in Section 2.6(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), including but not limited to any funding requirements or commitments, to Terra BioEnergy LLC, Buffalo Biodiesel Inc., United Biofuels, Inc., Gavilon, LLC or Mr. Carlos E. Agüero, or any related entity or person.  Neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) to Metalico, Inc., or any related entity or person.

  Section 2.7             Absence of Certain Changes or Events .  Except as disclosed in Section 2.7 of the Parent Disclosure Schedule, since December 31, 2009, (i) Parent and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) there has not been any action taken or committed to be taken by Parent or any Subsidiary of Parent which, if taken following entry by Parent into this Agreement, would have required the consent of the Company pursuant to Section 4.1 and (iii) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

  Section 2.8             Litigation .  Except as set forth in the Parent SEC Documents and Section 2.8 of the Parent Disclosure Schedule, there is no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets and neither Parent nor any of its Subsidiaries is subject to any Order.

  Section 2.9             Permits .  Except as set forth in Section 2.9 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, including but not limited to the production of Biodiesel (the “ Parent Permits ”), and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened.  None of Parent’s entry into this Agreement, performance of its obligations hereunder and consummation of the transactions contemplated hereby will cause any of the Parent Permits to become suspended or cancelled.

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  Section 2.10             Taxes .  Except as set forth in Section 2.10 of the Parent Disclosure Schedule:

(a)   All federal Tax Returns and all other Tax Returns required to be filed by or on behalf of the Parent and each of its Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete, except for such inaccuracies or filings that would not have a material adverse effect on Parent or any of its Subsidiaries.  Except as and to the extent publicly disclosed by the Parent in its SEC filings, (i) all Taxes payable by or on behalf of the Parent or any of its Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith.  Neither the Parent nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending.   Section 2.10 of the Parent Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by or on behalf of the Parent or any of its Subsidiaries and with whom Tax Returns are required to be filed by or on behalf of the Parent or any of its Subsidiaries, and a list of any jurisdictions (whether foreign or domestic) in which Parent or any of its Subsidiaries is not in good standing as a result of Tax obligations.

(b)   No audit or other proceeding by any taxing authority is ongoing or pending with respect to any Taxes due from or with respect to the Parent or any Subsidiary, and there is no dispute with respect to any liability for Taxes of the Parent or any Subsidiary either claimed or raised, or to the Knowledge of Parent, threatened in writing.

(c)   The Parent and its Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d)   Neither the Parent nor any of its Subsidiaries has received written notice from any taxing authority in a jurisdiction in which the Parent or such Subsidiary does not file a Tax Return stating that the Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

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(e)   Neither the Parent nor any of its Subsidiaries (i) is a party to any Tax sharing, Tax indemnity or similar agreement or arrangement, other than any agreement or arrangement between the Parent and any of its Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing and (ii) has any liability for the Taxes of any Person other than the Parent and its Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(f)   Within the past two years, neither the Parent nor any Subsidiary has distributed stock of another Person in a transaction intended to be governed by Section 355 of the Code, nor has the stock of the Parent or any Subsidiary been distributed in a transaction intended to be governed by Section 355 of the Code.

(g)   Neither the Parent nor any Subsidiary has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h)   Neither the Parent nor any Subsidiary has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i)   Neither the Parent nor any Subsidiary (i) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is the subject of any closing agreement with respect to Taxes that will have a continuing effect following the Closing.

(j)   The Parent and its Subsidiaries have not made any payments and are not obligated to make any payments, nor are the Parent and its Subsidiaries a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under either Sections 280G or 162(m) of the Code.

(k)   There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of the Parent and its Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of state law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

(l)   There are no unpaid property taxes outstanding.

(m)   As of December 31, 2009, Parent had net operating loss carry forwards and net capital loss carry forwards of approximately $11,600,000 and $0 respectively, for federal, state and local tax purposes, which carry forwards are currently not subject to any limitation pursuant to Section 382 of the Code or otherwise; provided, however, that the completion of the Merger may result in the limitation of the availability to Parent of such net operating loss carry forwards and net capital loss carry forwards.

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  Section 2.11             Tax Treatment .   None of Parent, any of its Subsidiaries or any of Parent’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  Section 2.12             Environmental Matters .  Except as set forth in Section 2.12 of the Parent Disclosure Schedule:

(a)   Each of Parent and its Subsidiaries and their respective properties is in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement (collectively, the “ Environmental Laws ”), except for such instances of noncompliance that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)   Each of Parent and its Subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c)   There are no pending or, to the Knowledge of Parent, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or any of its Subsidiaries or affecting any of their respective properties under any Environmental Laws, and none of Parent or its Subsidiaries have been required to take remediation measures as a result of any previous claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or any of its Subsidiaries or affecting any of their respective properties under any Environmental Laws.

(d)   Parent has satisfied all requirements and adhered to all compliance guidelines and procedures under the Environmental Protection Agency Renewable Fuel Standard programs, including but not limited to those outlined in the Clean Air Act and amendments published in Notice of Proposed Rulemaking 40 CFR Part 80 (the “ RFS Programs ”) and any other biofuel incentive program, and there are no pending or, to the Knowledge of Parent, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or any of its Subsidiaries or affecting any of their respective properties under the RFS Programs.

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  Section 2.13             Intellectual Property .  Except as would not have a Parent Material Adverse Effect:

(a)   Parent and its Subsidiaries own, or are licensed to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and process technology (collectively, “ Parent Intellectual Property ”) used in and necessary for the conduct of their business as it is currently conducted, including but not limited to the production of Biodiesel.

(b)   To the Knowledge of Parent, the use of Parent Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which Parent or the Parent Subsidiaries acquired the right to use such Parent Intellectual Property.

(c)   To the Knowledge of Parent, no third party is challenging, infringing on or otherwise violating any right of Parent or its Subsidiaries in the Parent Intellectual Property.

(d)   Neither Parent nor any of its Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any material Parent Intellectual Property used in and necessary for the conduct of Parent’s business as it is currently conducted, including but not limited to the production of Biodiesel.

  Section 2.14             Contracts .   As of the date hereof, except as filed as exhibits to Parent SEC Documents or as disclosed in Section 2.14 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract with aggregate annual revenues or payments exceeding $50,000 that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (b) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or which restricts the conduct of any line of business by Parent or any of its Subsidiaries or any geographic area in which Parent or any of its Subsidiaries may conduct business, in each case in any material respect or (c) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 2.14 , whether or not set forth in Section 2.14 of the Parent Disclosure Schedule, is referred to herein as a “ Parent Material Contract .”  Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and, to the Knowledge of Parent, each other party thereto, and in full force and effect, and Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract. Parent has made available to the Company true and complete copies of each Parent Material Contract.

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  Section 2.15             Labor and Other Employment Matters .

(a)   Except as set forth in Section 2.15(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened which may interfere in any respect that would have a Parent Material Adverse Effect with the respective business activities of Parent or any of its Subsidiaries. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b)   Parent has identified in Section 2.15(b) of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (i) all severance and employment agreements with directors, officers or employees of, or consultants to, Parent or any of its Subsidiaries, (ii) all severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. All such plans, programs, agreements and other arrangements have been maintained in compliance with Section 409A of the Code and Treasury Regulations thereunder.  Except as set forth in Section 2.15(b) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any of its Subsidiaries or affiliates from Parent or any of its Subsidiaries or affiliates under any Parent Plan (as hereinafter defined) or otherwise, (ii) significantly increase any benefits otherwise payable under any Parent Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

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(c)   Except as set forth in Section 2.15(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is (i) subject to any obligation to pay health insurance premiums or make any other payments under any health insurance plan, (ii) obligated to make any payments or provide any benefits under COBRA to any former employee, to make any payments or provide any other benefits to any former employee, or to pay any costs associated with any former employee, nor (iii) subject to any outstanding insurance claims or worker’s compensation claims.

  Section 2.16             Employee Benefits; ERISA .

(a)   Section 2.16(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ ERISA ”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any of its Subsidiaries or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Parent within the meaning of Section 414 of the Code (an “ ERISA Affiliate ”), (collectively, the “ Parent Plans ”). Neither Parent nor, to the Knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Plan, other than with respect to a modification, change or termination required by Law. There are no loans by Parent to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Parent Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Parent subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

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(b)   Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each Parent Plan complies in all respects with its terms, the terms of each applicable collective bargaining agreement, ERISA , the Code and all other applicable statutes and governmental rules and regulations, (ii) no Parent Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (iii) neither Parent nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iv) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

(c)   No Parent Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d)   No Parent Plan provides (except at no cost to Parent or any of its Subsidiaries), or reflects or represents any liability of Parent or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws. Other than commitments made that involve no future costs to Parent or any of its Subsidiaries, neither Parent nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to any employee of Parent or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Law.

  Section 2.17             Insurance .    Section 2.17 of the Parent Disclosure Schedule lists all material policies of liability, property, casualty and other forms of insurance owned or held by Parent and each of its Subsidiaries, copies of which have previously been made available to the Company.  All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.  No insurer has advised Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.  Parent does not carry workers’ compensation insurance.

  Section 2.18             Title to Assets; Real Property .

(a)   Parent and its Subsidiaries own, and have good, valid and marketable title to, all assets purported to be owned by it, including but not limited to the Refinery.  All of said assets are owned by Parent and its Subsidiaries free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent and its Subsidiaries and (iii) as set forth in Section 2.18(a) of the Parent Disclosure Schedule.

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(b)   Except as set forth in Section 2.18(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is party to any capital leases or operating leases.

(c)   Except as set forth in Section 2.18(c) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not own any real property and Parent and its Subsidiaries are not party to any lease for real property either as a lessee or lessor.

(d)   That certain special warranty deed of Smithfield BioEnergy LLC, dated May 15, 2008, has been duly and validly issued and is transferrable without any consent, approval, authorization or permit of any third party.

  Section 2.19             Transactions with Certain Persons .  Except as disclosed in the Parent SEC Documents or as set forth in Section 2.19 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any contract, agreement or arrangement (other than ordinary course directors’ compensation and indemnification arrangements or pursuant to any Parent Plan) with any director or officer of Parent, the value of which exceeds $50,000 (each, an “ Affiliate Transaction ”).

  Section 2.20             Brokers .  No broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

  Section 2.21             Operations of Merger Sub .  Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  Section 2.22             U.S. Treasury Overpayment .  Except for any amounts set forth in Section 2.22 of the Parent Disclosure Schedule, no amounts have been overpaid by any Governmental Entity to Parent or any of its Subsidiaries related to the Biodiesel Tax Incentive, the USDA Advanced Biofuel Payment Program, or any other biofuel incentive program.  Any amounts set in Section 2.22 of the Parent Disclosure Schedule are not required to be repaid by Parent or any of its Subsidiaries, as applicable, except to the extent that such amounts may be offset against future tax credits under a biofuel incentive program.

  Section 2.23             Tax Credits under Biodiesel Tax Incentive .  Parent and its Subsidiaries have produced 185,177 gallons of Biodiesel in the aggregate dollar amount of $185,177 that, to the Knowledge of Parent and its Subsidiaries, qualifies Parent and its Subsidiaries for the Biodiesel Tax Incentive, with respect to which the filings or applications necessary to receive tax credit have not been made.

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  Section 2.24             BQ-9000 Accreditation and Shutdown Procedures .

(a)   Except as set forth in Section 2.24(a) of the Parent Disclosure Schedule, Parent’s National Biodiesel Board membership and BQ-9000 accreditation are in good standing.

(b)   The Refinery was shutdown in accordance with the good manufacturing procedures as set forth hereto on Exhibit F hereto. Except as set forth in Section 2.24(b) of the Parent Disclosure Schedule, the Refinery was decommissioned properly in accordance with applicable industry standards.  The decommissioning process did not cause significant damage to the process, boiler plant, storage system, wastewater treatment system or any other aspect of the Refinery.

  Section 2.25             Product Warranties .  Except as set forth in Section 2.25 of the Parent Disclosure Schedule, there are no outstanding product warranty liabilities of Parent or any of its Subsidiaries.  Except as set forth in Section 2.25 of the Parent Disclosure Schedule, no special warranties were extended by Parent or its Subsidiaries for Renewable Identification Numbers or adherence or compliance with RFS Programs, and no such warranties are outstanding and in effect.

  Section 2.26             Production Capacity and Statistics .  The Refinery has the capacity to produce Biodiesel at an annualized rate of at least 12 to 14 million gallons per year.  Parent has made available to the Company accurate and complete production statistics for the Refinery for the period from May 2007 to present, which information is attached hereto as Exhibit G .

  Section 2.27             Restart Capital Expenditures .  Except as set forth in Section 2.27 of the Parent Disclosure Schedule, there are no other costs or expenditures required to bring the Refinery to fully-operational production state with BQ-9000 accreditation and a minimum monthly production capacity of 1.0 million gallons of Biodiesel (“ Restart Capital Expenditures ”).

  Section 2.28             Appraisal Report .  Parent has made available to the Company a true and complete copy of the appraisal report of the Refinery, dated February 2010 and attached hereto as Exhibit H (the “ Appraisal Report ”).  Since the date of the Appraisal Report, there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the valuation set forth in the Appraisal Report.

  Section 2.29             IT Hardware and Software .  Set forth in Section 2.29 of the Parent Disclosure Schedule is a list of all IT equipment and software required for the operation of Parent and its Subsidiaries.  Except as provided in Section 2.29 of the Parent Disclosure Schedule, all IT equipment and software listed therein is being delivered in good working order, with valid title and software licenses in good standing and effect, and no suspension or cancellation of any of such software licenses is pending or, to the Knowledge of Parent, threatened.

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  Section 2.30             Trade Payables and Claims .  Except as set forth in Section 2.30 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any outstanding trade claims, liabilities or payables (including any related claims or damages).

  Section 2.31             Supplier Data .  The information regarding historical purchases by Parent and its Subsidiaries from feedstock and chemicals suppliers set forth in Section 2.31 of the Parent Disclosure Schedule represents accurate and complete data.

  Section 2.32             Representations Complete .   Neither the representations and warranties of Parent and Merger Sub set forth herein nor the related Parent Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              The Company hereby represents and warrants to Parent, as qualified by the disclosure schedule delivered by the Company to Parent concurrently herewith (the “ Company Disclosure Schedule ”) as follows:

  Section 3.1             Organization, Standing and Power .

(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)   The Company has delivered or made available to Parent complete and correct copies of the Articles of Incorporation, as amended, of the Company (the “ Company Charter ”) and the Company’s Amended and Restated Code of Regulations (the “ Company Bylaws ”).  The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws.

(c)   Except as set forth on Section 3.1 of the Company Disclosure Schedule, the Company has no Subsidiaries.

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  Section 3.2             Capital Structure .

(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 14,400,000 Company Shares and (ii) 600,000 shares of Company Preferred Stock, of which (A) 150,000 shares have been designated Company Junior Preferred Stock and (B) 150,000 shares have been designated Company Senior Preferred Stock.  At the close of business on the date hereof and on the Closing Date, (i) 9,981,590 Company Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (ii) 1,196,250 Company Shares were held in the treasury of the Company, (iii) 1,000,000   Company Shares were reserved for issuance pursuant to outstanding options (the “ Company Stock Options ”) to purchase Company Shares pursuant to the Environmental Quality Management, Inc. Stock Option Plan (the “ Company Stock Option Plan ”), (iv) 150,000 shares of Company Senior Preferred Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, and (v) 119,180.7 shares of Company Junior Preferred Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights.  The Company Stock Option Plan is the only benefit plan of the Company or its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable.  Each Company Share which may be issued pursuant to the Company Stock Option Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid, nonassessable and free of preemptive rights.  Except as set forth above and except for the issuance of Company Shares upon the exercise of Company Stock Options outstanding in accordance with the terms thereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  As of the date of this Agreement, except for (i) this Agreement and (ii) as set forth above, there are no options, warrants, calls, rights, puts or Contracts to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, put or Contract.  As of the date of this Agreement, the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  There are no Contracts to which the Company or any of its respective officers or directors is a party concerning the voting of any capital stock of the Company.

(b)   There are no registration rights and, to the Knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Company. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder.

  Section 3.3             Authority .

(a)   On or prior to the date of this Agreement, the Board of Directors of the Company (the “ Company Board ”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend the approval and adoption of the Merger, this Agreement and the transactions contemplated herein by the Company’s stockholders and (iv) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption (the “ Company Board Approval ”).

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(b)   The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transaction contemplated hereby, subject to the filing of appropriate Merger documents as required by the Ohio Revised Code.  This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and the validity and binding effect of this Agreement on Parent and Merger Sub) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  Section 3.4             Consents and Approvals; No Violation .  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (a) (assuming the Company’s stockholders approve the Merger and this Agreement) conflict with or violate any provision of the Company Charter or Company Bylaws, (b) except as set forth on Section 3.4 of the Company Disclosure Schedule, conflict with or violate any Law or Order applicable to the Company or by which any property or asset of the Company is bound or affected, or (c) except as set forth on Section 3.4 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 3.5             Absence of Certain Changes or Events .  Except as disclosed on Section 3.5 of the Company Disclosure Schedule, since December 31, 2009, (a) the Company has conducted its businesses, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

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  Section 3.6             Litigation .  Except as set forth on Section 3.6 of the Company Disclosure Schedule, there is no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of the Company, threatened against the Company or any of its properties or assets and the Company is not subject to any Order.

  Section 3.7             Permits .  The Company is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “ Company Permits ”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 3.8             Taxes .  Except as set forth in Section 3.8 of the Parent Disclosure Schedule,

(a)   All federal Tax Returns and all other Tax Returns required to be filed by or on behalf of the Company have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete, except for such inaccuracies or filings that would not have a material adverse effect on the Company.  All Taxes payable by or on behalf of the Company (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith.  The Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending.   Section 3.8 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by or on behalf of the Company and with whom Tax Returns are required to be filed by or on behalf of the Company.

(b)   No audit or other proceeding by any taxing authority is ongoing or pending with respect to any Taxes due from or with respect to the Company, and there is no dispute with respect to any liability for Taxes of the Company either claimed or raised, or to the Knowledge of the Company, threatened in writing.

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(c)   The Company has (i) complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, and (ii) duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and has paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d)   The Company has not received written notice from any taxing authority in a jurisdiction in which the Company does not file a Tax Return stating that the Company is or may be subject to taxation by that jurisdiction.

(e)   The Company (i) is not a party to any Tax sharing, Tax indemnity or similar agreement or arrangement, and (ii) has no liability for the Taxes of any Person other than the Company (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(f)   Within the past two years, the Company has not distributed stock of another Person in a transaction intended to be governed by Section 355 of the Code, nor has the stock of the Company been distributed in a transaction intended to be governed by Section 355 of the Code.

(g)   The Company has not engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h)   The Company has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i)   The Company (i) has not elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is not the subject of any closing agreement with respect to Taxes that will have a continuing effect following the Closing.

(j)   The Company has not made any payments and is not obligated to make any payments, nor is  the Company a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Sections 280G of the Code.

(k)   There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of the Company and its Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of state law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

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  Section 3.9             Tax Treatment .   Neither the Company nor any of the Company’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  Section 3.10             Environmental Matters .

(a)   The Company and its properties are in compliance with all Environmental Laws, except for such instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)   The Company has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(c)   There are no pending or, to the Knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Company or affecting any of its properties under any Environmental Laws that, individually or in the aggregate, would have a Company Material Adverse Effect.

  Section 3.11             Intellectual Property .  Except as would not have a Company Material Adverse Effect:

(a)   The Company owns, or is licensed to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, the “ Company Intellectual Property ”) used in and necessary for the conduct of their business as it is currently conducted.

(b)   To the Knowledge of the Company, the use of Company Intellectual Property by the Company does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which the Company acquired the right to use such Company Intellectual Property.

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(c)   To the Knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company in the Company Intellectual Property.

(d)   The Company has not received any written notice of any pending claim, order or proceeding with respect to any material Company Intellectual Property used in and necessary for the conduct of the Company’s business as it is currently conducted.

  Section 3.12             Contracts .  As of the date hereof, except as disclosed in Section 3.12 of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract with aggregate annual revenues or payments exceeding $50,000, that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (b) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or which restricts the conduct of any line of business by the Company or any geographic area in which the Company may conduct business, in each case in any material respect or (c) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 3.12 , whether or not set forth in Section 3.12 of the Company Disclosure Schedule, is referred to herein as a “ Company Material Contract .”  Each Company Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and in full force and effect, and the Company has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, the Company has not received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.  The Company has made available to Parent true and complete copies of each Company Material Contract.

  Section 3.13             Labor and Other Employment Matters .

(a)   The Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours.  The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company.  There is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the Knowledge of the Company, threatened which may interfere in any respect that would have a Company Material Adverse Effect with the respective business activities of the Company. To the Knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

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(b)   The Company has identified in Section 3.13 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of, or consultants to, the Company, (ii) all severance programs and policies of the Company with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions. All such plans, programs, agreements and other arrangements have been maintained in compliance with Section 409A of the Code and Treasury Regulations thereunder.  Except as set forth in Section 3.13 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or affiliates of the Company or affiliates under any Company Plan (as hereinafter defined) or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

  Section 3.14             Employee Benefits; ERISA .

(a)   Section 3.14(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by the Company or any ERISA Affiliate (collectively, the “ Company Plans ”).  Neither the Company nor, to the Knowledge of the Company, any other person or entity, has made any commitment to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by Law. There are no loans by the Company to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Company Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by the Company subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

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(b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Company Plan complies in all respects with its terms, the terms of each applicable collective bargaining agreement, ERISA , the Code and all other applicable statutes and governmental rules and regulations, (ii) no Company Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (iii) neither Company nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iv) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

(c)   No Company Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d)   No Company Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws. Other than commitments made that involve no future costs to the Company, the Company has not represented, promised or contracted (whether in oral or written form) to any employee of the Company or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Law.

  Section 3.15             Insurance .    Section 3.15 of the Company Disclosure Schedule lists all material policies of liability, property, casualty and other forms of insurance owned or held by the Company, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.  No insurer has advised the Company that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company.

  Section 3.16             Transactions with Certain Persons .  Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company is not a party to any Affiliate Transaction.

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  Section 3.17             Title to Assets; No Real Property .

(a)   The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it.  All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b)   Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company does not own any real property and the Company is not party to any lease for real property either as a lessee or lessor.

  Section 3.18             Brokers .  Except as set forth on Section 3.18 of the Company Disclosure Schedule, no broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  Section 3.19             Representations Complete .   Neither the representations and warranties of the Company set forth herein nor the related Company Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

  Section 4.1             Conduct of Business Pending the Merger .  Except as expressly permitted by clauses (a) through (r) of this Section 4.1 , during the period from the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated, Parent shall, and shall cause its Subsidiaries to, conduct, in all material respects, its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Effective Time.  Without limiting the generality of the foregoing, and except (i) as otherwise expressly contemplated by this Agreement, (ii) as reasonably contemplated to comply with Parent’s or Parent Board’s fiduciary obligations in a manner consistent with Section 4.2 , (iii) as required by the terms of any Contract set forth on Section 4.1 of the Parent Disclosure Schedule, in each case existing on the date hereof between Parent or any of its Subsidiaries and any other Person or (iv) as otherwise set forth in Section 4.1 of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed):

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(a)   (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions paid or made by any wholly owned Subsidiary of Parent, (ii) except for the Reverse Stock Split, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except with respect to any transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary of Parent after consummation of such transaction, or (iii) purchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of Parent or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities, other than (A) in the ordinary course of business consistent with past practice in connection with any net share settlement or Tax withholding pursuant to any Parent Plans or (B) repurchases, redemptions or other acquisitions of the capital stock of Parent or any Subsidiary pursuant to any plans, arrangements or contracts between Parent or any of its Subsidiaries existing on the date hereof in an amount not to exceed 5% of the fully diluted number of shares of Parent capital stock outstanding after giving effect to the Merger;

(b)   except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than (A) the issuance of Parent Shares upon the exercise of options to purchase Parent Common Stock or the issuance of Parent Shares in settlement of, or upon exercise or conversion of, any other equity-based compensation award of Parent under a Parent Plan, (B) the issuance of any securities of Parent pursuant to a Parent Plan, (C) the issuance of Parent Shares or other securities of Parent in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions not prohibited by Section 4.1(d) or (D) the issuance of Parent Shares or other securities of Parent in connection with Parent’s general capital raising efforts or (ii) enter into any amendment of any material term of any of its outstanding securities;

(c)   other than in connection with the Name Change and the Reverse Stock Split, amend the Parent Certificate or the Parent Bylaws in a manner that would adversely affect the consummation of the Merger or affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(d)   acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to Parent, taken as a whole;

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(e)   sell, transfer, lease, license (as licensor of the Parent Intellectual Property), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases, licenses or disposals of products or services in the ordinary course of business consistent with past practice and not material to the Parent, taken as a whole;

(f)   (i) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness for borrowed money of another Person or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) (x) letters of credit not exceeding $10,000 in the aggregate and (y) other indebtedness incurred in the ordinary course of business not to exceed $10,000 in the aggregate (excluding any drawn letters of credit permitted pursuant to this clause (A)); (B) refinancings, refundings or replacements of indebtedness (including letters of credit permitted pursuant to clause (A)(x)), guarantees and investments in existence on the date hereof, provided that the outstanding principal amount is not materially increased thereby; and (C) indemnification advances to directors and officers pursuant to applicable Law, the Parent Bylaws, and/or indemnification agreements existing as of the date hereof; (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent, (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (iv) enter into any arrangement having the economic effect of any of the foregoing;

(g)   except in connection with this Agreement, alter (including through merger, liquidation, dissolution, reorganization, restructuring or recapitalization) the corporate structure or ownership of Parent or Merger Sub;

(h)   enter into, adopt or amend any (i) Parent Plan for the purpose of increasing benefits to Parent’s employees, where as a result of such amendment or adoption, as applicable, the cost to Parent of providing such increased benefits will exceed $250,000 in the aggregate during the twelve months immediately following such amendment or adoption or (ii) employment or consulting Contract other than in the ordinary course of business, except, in each case, as required by applicable Law or the terms of this Agreement; provided, however, that in the case of clauses (i) and (ii), Parent agrees that it shall first consult with the Company prior to taking any such action that would otherwise be permitted without the Company’s prior written consent pursuant to this Section 4.1(h) (it being understood and agreed that any breach by Parent of the proviso in this Section 4.1(h) shall not be taken into account for purposes of Section 6.3(a) );

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(i)   increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of Parent who are not officers of Parent) or grant any severance or termination pay to, or enter into or amend any employment or severance Contract with, any current or former director or officer of Parent other than as required by Law, a Contract or any Parent Plan in existence on the date hereof, or establish, adopt, enter into or, except as may be required to comply with applicable Law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee (without limiting the foregoing, for the avoidance of doubt, this Section 4.1(i) shall not prohibit Parent from paying and/or accruing bonuses to, or with respect to, its employees in the ordinary course of business);

(j)   knowingly violate or knowingly fail to perform in any material respect any obligation or duty imposed upon it by any applicable material federal, state or local Law, rule, regulation, guideline or ordinance;

(k)   make or adopt any change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or under applicable Law as communicated to the Company by its independent auditors);

(l)   except as required by applicable Law, prepare or file any Tax Return in a manner that is materially inconsistent with past practice or, on any such Tax Return, take any position, make or change any election or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(m)   enter into, materially amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Parent Material Contract, other than in the ordinary course of business consistent with past practice;

(n)   authorize, or enter into any commitment for, capital expenditures exceeding $25,000 in the aggregate;

(o)   waive, release or assign any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

(p)   initiate any material litigation or arbitration proceeding or settle or compromise any material litigation or arbitration proceeding;

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(q)   (i) enter into (A) any material line of business in the United States other than the line of business in the United States in which Parent and its Subsidiaries are currently engaged or (B) any line of business outside of the United States other than the line of business outside of the United States in which Parent or its Subsidiaries are currently engaged, in each case as of the date of this Agreement or (ii) distribute products or services (A) in the United States other than the products and services that Parent or its Subsidiaries are currently distributing in the United States or (B) to any country outside the United States other than the products and services that Parent is currently distributing outside the United States, in each case as of the date of this Agreement; or

(r)   authorize, recommend, publicly propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

  Section 4.2             No Solicitation .

(a)   From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, Parent shall not, nor shall it authorize or knowingly permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative (“ Representatives ”) of, Parent to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Alternative Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement in principle or any agreement providing for, relating to or in connection with, any Alternative Proposal; (iii) approve, endorse or recommend any Alternative Proposal or (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Alternative Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.2(a) by Parent or its directors, officers, employees or Representatives shall be deemed to be a breach of this Section 4.2(a) by Parent.  Parent will, and will cause each of the directors, officers, employees and Representatives of Parent to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal.  Parent agrees that it will take the necessary steps to promptly inform its directors, officers, employees and Representatives of the obligations undertaken in this Section 4.2 .

(b)   Notwithstanding anything in this Agreement to the contrary, Parent or the Parent Board shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) effect a change in the Parent Adverse Recommendation Change, or (iii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (ii) or (iii), (A) Parent Stockholder Approval has not been obtained, (B) (x) in the case of clause (ii) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and the Parent Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (iii) above, the Parent Board concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal, (C) in the case of clause (ii) or (iii) above, the Parent Board, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (D) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Parent Board receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in Section 5.2(b) , then Section 5.2(b) will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (E) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Parent notifies the Company promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers.

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(c)   In addition to the obligations of Parent set forth in Sections 4.2(a) , 4.2(b) and 4.2(d) , as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Proposal or any request for nonpublic information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Proposal, Parent shall provide the Company with written notice of the material terms and conditions of such Alternative Proposal, request or inquiry (to the extent not previously provided to the Company), and the identity of the Person or group making any such Alternative Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Proposal, request or inquiry.  In addition, Parent shall provide the Company as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep the Company reasonably informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to the Company a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to Parent, any of its Subsidiaries or any of their Representatives in connection with such Alternative Proposal, request or inquiry.

(d)   Neither the Parent Board nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to the Company) or publicly propose to withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board or any committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Proposal (any action described in this clause (i) being referred to as a “ Parent Adverse Recommendation Change ”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding or any tender offer (A) constituting, or relating to, any Alternative Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Section 4.2(d) or in any other provision of this Agreement, the Parent Board may, solely in response to a Superior Proposal made after the date of this Agreement and that did not otherwise result from a breach of this Section 4.2 , terminate this Agreement pursuant to Section 7.1(f) and concurrently enter into a definitive agreement with respect to such Superior Proposal if all of the following conditions in clauses (i) through (v) are met, as applicable:

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  (i)             such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

  (ii)             Parent Stockholder Approval has not been obtained;

  (iii)             Parent has (A) provided to the Company three (3) Business Days’ prior written notice in which Parent shall (1) state expressly that Parent has received a Superior Proposal, (2) describe the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), (3) include a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “ Alternative Transaction Agreement ”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new three (3) Business Day period) and (4) state expressly that Parent intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner that the transaction contemplated by the Alternative Transaction Agreement ceases to constitute a Superior Proposal;

  (iv)             Parent shall have complied in all material respects with this Section 4.2 ; and

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  (v)             Parent pays all fees and expenses as required pursuant to Section 7.3 .

(e)   Notwithstanding anything to the contrary set forth in any provision of this Agreement, prior to receipt of Parent Stockholder Approval, the Parent Board (or a committee thereof) may, other than in circumstances involving or relating to a Superior Proposal but only in response to an Intervening Event and provided that Parent and its Subsidiaries have complied in all material respects with this Section 4.2 , effect a Parent Adverse Recommendation Change if the Parent Board determines in good faith (after consultation with its outside legal counsel) that, in light of such Intervening Event, failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary obligations to Parent’s stockholders under applicable Law; provided , however , that neither the Parent Board nor any committee thereof shall take any of the actions set forth in this Section 4.2(e) unless Parent has first complied with the provisions of Section 4.2(d)(iii) , treating the occurrence of such Intervening Event as if a Superior Proposal had been received and after so complying, the Parent Board determines in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, failure to make a Parent Adverse Recommendation Change would constitute a breach of the directors’ fiduciary obligations to Parent’s stockholders under applicable Law.

  Section 4.3             Third Party Standstill Agreements .  During the period from the date of this Agreement through the Effective Time, Parent shall not terminate, materially amend or modify or waive any provision of any confidentiality agreement relating to an Alternative Proposal or standstill agreement to which Parent or any of its Subsidiaries is a party (other than any involving the Company).  During such period, Parent agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.  Notwithstanding the foregoing, Parent shall not be required to take, or be prohibited from taking, any action otherwise prohibited by this Section 4.3 , if, in the good faith judgment of the Parent Board, after consultation with outside counsel of Parent, such action or inaction, as the case may be, would violate the fiduciary duties of the Parent Board to Parent’s stockholders.

ARTICLE V

ADDITIONAL AGREEMENTS

  Section 5.1             Action by Stockholders of Parent.

(a)   Parent will, as promptly as practicable following the date of this Agreement, but in no event later than January 31, 2011, (i) duly call, give notice of, convene and hold a meeting of stockholders for the purpose of duly approving (A) the Merger and the issuance of the Merger Consideration, (B) the Name Change, (C) the Reverse Stock Split, and (D) the election of the director nominees listed on Exhibit I hereto to serve as the directors of Parent following the Merger (the approval of all of the proposals in clauses (A), (B), (C) and (D), “ Parent Stockholder Approval ”), or (ii) obtain Parent Stockholder Approval via written consent of Parent’s stockholders.

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(b)   Parent shall, through the Parent Board, recommend to its stockholders approval and adoption of this Agreement, shall use reasonable best efforts to solicit such approvals and adoption by its stockholders and the Parent Board or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to Parent such recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interest of Parent and its stockholders or resolve or propose to do any of the foregoing, except if Parent has complied with Section 4.2 .

  Section 5.2             Access to Information; Confidentiality .

(a)   Subject to contractual and legal restrictions applicable to Parent, any of its Subsidiaries, or to the Company as the case may be, each of Parent and the Company shall, and Parent shall cause its Subsidiaries to, upon reasonable notice, afford to the Representatives of the other reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants), and, during such period, each of Parent and the Company shall, and Parent shall cause its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request.  No investigation pursuant to this Section 5.2(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.  Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would (i) unreasonably disrupt the operations of such party or any of Parent’s Subsidiaries, (ii) cause a violation of any agreement to which such party or any of Parent’s Subsidiaries is a party (provided that Parent or the Company, as the case may be, shall use reasonable best efforts to implement procedures to provide the access or information contemplated by this Section 5.2(a) without violating such agreement), or (iii) cause a risk of a loss of privilege to such party or any of Parent’s Subsidiaries or would constitute a violation of any applicable Law.

(b)   The parties hereto have made and may make available to the other parties hereto and their respective Representatives Confidential Information (as defined below).  The party disclosing Confidential Information, as applicable, is referred to herein as the “Discloser,” and the party receiving Confidential Information, as applicable, is referred to herein as the “Recipient.”  The Recipient agrees that it will not directly or indirectly disclose any Confidential Information to any person or use any Confidential Information for its own benefit or the benefit of any other person or entity other than as contemplated under this Agreement, and the Recipient and its Representatives shall use the same standard of care safeguarding the Confidential Information as the Recipient employs in protecting its own proprietary information.  The Recipient agrees that it shall be responsible for any breach of this Section 5.2(b) by any of its Representatives and, at its sole cost and expense, shall take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.  Notwithstanding the other provisions of this Section 5.2(b) , the Recipient may disclose any Confidential Information that is requested or required to be disclosed by law, regulation, legal, judicial or regulatory proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, or similar process), governmental or similar authority or by the rules of any recognized stock exchange; provided, however, that, in any such case, the Recipient shall (to the extent legally permissible and reasonably practicable) notify the Discloser promptly to allow such party to seek, at its sole cost and expense, appropriate measures to preserve the confidentiality of such information.

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(c)   For the purposes of this Agreement, the term “Confidential Information” shall mean information regarding the business, financial condition, operations, assets, liabilities, business plans, methods, practices, technical plans, product or service specifications or designs, patent applications and disclosures, software, hardware, systems and all other compilations of information, including but not limited to all data, reports, models, interpretations, forecasts and records, financial or otherwise, reflecting information about or concerning the Discloser that is not available to the general public (including any computations, forecasts or analyses produced by the Discloser using or incorporating publicly available information), as well as all notes, analyses, reports, models, compilations, studies, interpretations or other documents prepared by the Recipient or its Representatives that contain, reflect or are based upon, in whole or in part, other Confidential Information.  Notwithstanding the foregoing, the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in violation of this Agreement, (ii) was or becomes available to the Recipient on a non-confidential basis from a source other than the Discloser or any of its Representatives, provided that such source is not (to the Recipient’s knowledge or the knowledge of any of its Representatives) bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Discloser, or (iii) is developed by the Recipient or its Representatives without reference to the Confidential Information.

  Section 5.3             Reasonable Best Efforts .  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all permits which are material to the Company or Parent, taken as a whole, with respect to the transactions contemplated by this Agreement.

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  Section 5.4             Public Announcements .  Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or with respect to any Parent Adverse Recommendation Change.

  Section 5.5             State Takeover Laws .  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become, or purport to become, applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

  Section 5.6             Indemnification; Directors and Officers Insurance .

(a)   For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, to honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company under Company Charter and Company Bylaws or indemnification agreements, in each case, in effect immediately prior to the Effective Time for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of the Company prior to the Effective Time (the “ Indemnified Parties ”).  In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall (and shall cause the Surviving Corporation, and its Subsidiaries to) cause the certificate of incorporation, and bylaws (or other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the Company Charter and Company Bylaws immediately prior to the Effective Time, and during such six (6) year period (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b)   Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “ D&O Insurance ”) that is no less favorable to the Company’s existing policy or, if no such insurance coverage is available, the best available coverage; provided , however , that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the “ Company’s Current Premium ”).  If such premiums for such insurance would at any time exceed 200% of the Company’s Current Premium, then Parent shall use its reasonable efforts to cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Company’s Current Premium.  The Company’s Current Premium is set forth on the Company Disclosure Schedule.

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(c)   If Parent, the Surviving Corporation, or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.6 .

  Section 5.7             Notification of Certain Matters .  Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at the Effective Time such that the applicable condition to closing set forth in Article VI would, or would reasonably be expected to, fail to be satisfied or (ii) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied such that the applicable condition to closing set forth in Article VI would, or would reasonably be expected to, fail to be satisfied, (b) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, on the notifying party; provided , however , that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 5.8             Employee Benefit Plans and Agreements .

(a)   Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all Company Plans; provided , however , that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Company Plan or any other individual employee benefit plan, program, Contract or policy in accordance with its terms or as requiring Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract.

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(b)   Parent shall cause each Parent Plan covering employees of the Company or any ERISA Affiliate to recognize prior service of such employees with the Company or any ERISA Affiliate as service with Parent and its Subsidiaries (i) for purposes of any waiting period, eligibility requirements, vesting, and determination of benefits under any Parent Plan that is not a “pension plan” (as defined in Section 3(2) of ERISA) and (ii) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any Parent Plan that is a “pension plan” (as defined in Section 3(2) of ERISA).

  Section 5.9             Tax-Free Reorganization Treatment .  It is the intent of all parties hereto that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding anything herein to the contrary, each of Merger Sub, Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Merger Sub, Parent, the Company and the Surviving Corporation shall report, to the extent required or permitted by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code and shall file all Tax Returns consistent with the foregoing and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment or unless required to do so by applicable law. Parent and the Company will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

  Section 5.10             Reservation of Parent Common Stock .  Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued Parent Shares, for the purposes of effecting the conversion of the issued and outstanding Company Shares and shares of Company Preferred Stock pursuant to this Agreement, sufficient Parent Shares and Parent Series A Convertible Preferred Stock to provide for such conversion and assumption.

  Section 5.11             Stockholder Litigation .  Parent shall give the Company the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and/or its directors or officers relating to the transactions contemplated by this Agreement. Parent agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against Parent or any of its directors or officers by any stockholder of Parent relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

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ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

  Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger .  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a)   No Injunctions or Restraints . No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger.

(b)   No Litigation ..  There shall not be pending any material Action by any Governmental Entity seeking to prohibit the consummation of the Merger or any other material transactions contemplated by this Agreement that is reasonably likely to succeed.

(c)   Escrow Agreement ..  The Escrow Agreement has been duly executed by and delivered to each of the parties thereto.

  Section 6.2             Conditions to Obligation of the Company to Effect the Merger .  The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)   Performance of Obligations .  Parent and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)   Representations and Warranties .  The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)   Parent Material Adverse Effect .  Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

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(d)   Officer’s Certificate . The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 6.2(a) , 6.2(b) and 6.2(c) .

(e)   No Litigation ..  There shall be no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets and neither Parent nor any of its Subsidiaries is subject to any Order.

(f)   Due Diligence ..  The Company shall have completed its due diligence inspection conducted in conjunction with the Merger and the transactions contemplated herein to the satisfaction of the Company, which inspection will include, but not be limited to, the satisfactory review of the physical condition of the Cleburne, TX facility.

(g)   Board Approvals ..  Parent Board Approval and Company Board Approval shall have been obtained in accordance with applicable Law.

(h)   Stockholder Approvals ..  The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Parent Certificate and the Parent Bylaws.  The Company’s stockholders shall have approved the Merger and this Agreement in accordance with applicable Law and the Company Charter and the Company Bylaws.

(i)   Noteholder Approvals ..  In accordance with the Original Notes and that certain Note Purchase Agreement, dated as of April 10, 2009, as amended, and that certain Note Purchase Agreement, dated as of April 21, 2009, by and among Parent and certain lenders thereunder, the holders of at least two-thirds of the aggregate principal amount of the Original Notes outstanding have duly and validly authorized and approved this Agreement and the Merger, and have consented to, among other things, the replacement of the Original Notes with the New Notes.

(j)   Lender Approval ..  The Company’s senior lender shall have approved the execution and delivery of this Agreement and the consummation of the Merger.

(k)   Release of Liens ..  Parent shall have good and marketable title to all of its assets, business and properties, including without limitation the Refinery, free and clear of all Encumbrances (other than Permitted Encumbrances).

(l)   Consents and Approvals ..  The Parent and Merger Sub shall have received all necessary approvals from all relevant Governmental Entities, and the Parent and Merger Sub shall have made all necessary filings or notices to Governmental Entities.  The Parent and Merger Sub shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required in connection with the transactions contemplated hereby.

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(m)   Reverse Stock Split ..  Parent shall have effected the Reverse Stock Split prior to the consummation of the Merger.

(n)   SEC Reports ..   Parent shall have timely filed with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act up to the Annual Report on Form 10-K of Parent for the fiscal year ended December 31, 2009.

(o)   Key Employee ..  Parent shall have caused the key employees listed on Section 6.2(o) of the Parent Disclosure Schedule to enter into non-competition or non-disclosure agreements on terms mutually acceptable to such employees and the Company.

(p)   Agüero Advances ..  Any and all amounts owed by Parent to Mr. Agüero in connection with any advancements made by Mr. Agüero to pay Parent’s operating expenses prior to the Closing, which advancements shall not exceed $400,000 in the aggregate, have been converted into a note having terms and conditions substantially similar to the New Notes, except that any such note shall have a second lien on Parent’s assets specifically excluding the Refinery (which is owned by a Subsidiary of Parent), shall be due and payable on the third anniversary of the Effective Time and shall not be convertible into any securities of Parent.

(q)   Maximum Costs ..  The sum of the following amounts (collectively, the “ Transaction Costs ”) shall not exceed $300,000: (i) Parent’s accounts payables due to the trade (including but not limited to any payables due to Gavilon, LLC set forth in Section 2.6(b) of the Parent Disclosure Schedule, and any trade payables and claims set forth in Section 2.30 of the Parent Disclosure Schedule) and any interest and penalties associated with related claims or litigation; (ii) Parent’s transaction costs related to the Merger (including but not limited to (A) all attorneys’ and accountants’ fees, (B) the costs of compliance with Parent’s SEC reporting requirements associated with the Merger and obtaining Parent Stockholder Approval, and (C) the costs associated with obtaining, reinstating, transferring or otherwise preventing the suspension or cancellation of any Parent Permit); (iii) any outstanding Taxes (including but not limited to those outstanding income or property taxes set forth in 2.10(a)) of the Parent Disclosure Schedule) and the reasonable costs of any actions necessary to return Parent and its subsidiaries to good legal standing; (iv) any unpaid premiums under the workers’ compensation policy of Parent or any Subsidiary thereof and any liabilities, interest, or penalties associated with the absence of workers compensation insurance coverage; (v) the amount of any overpayments to Parent or any Subsidiary thereof from the U.S. Department of Treasury and any liabilities, interest or penalties associated with such overpayments; (vi) any liabilities, interest, or penalties associated with Beacon’s funding requirements or commitments to Terra BioEnergy LLC, Buffalo Biodiesel Inc., and United Biofuels, Inc.; (vii) any unpaid balance under that certain Premium Finance Agreement (Account #15-003-084187-7) with Imperial Credit Corporation; (viii) any unpaid fees or claims by attorneys, accountants or other service providers or vendors incurred prior to the Closing; (ix) any Restart Capital Expenditures in excess of $125,000 required to bring the Refinery to fully operational production state with BQ-9000 accreditation and a minimum monthly production capacity of 1.0 million gallons; (x) the preparation and filing of all periodic reports with the SEC with respect to periods on or prior to the Closing; and (xi) the reasonable costs of achieving compliance with the Sarbanes-Oxley Act and eliminating any material weakness with respect to Parent’s internal control over financial reporting.

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(r)   Cancellation of Related Party Accounts Payables .  Any and all claims, payables, liabilities and/or debts of Parent due to any director, officer, other employee or Affiliate of Parent or any Subsidiary of Parent shall have been cancelled.

  Section 6.3             Conditions to Obligations of Parent and Merger Sub to Effect the Merger .  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)   Performance of Obligations .  The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)   Representations and Warranties .  The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)   Company Material Adverse Effect .  Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(d)   Board Approval and Stockholder Approval .  The Company shall have obtained Company Board Approval and the Company’s stockholders shall have approved the Merger and this Agreement in accordance with applicable Law and the Company Charter and the Company Bylaws.

(e)   Officer’s Certificate . Parent shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.3(a) , 6.3(b) and 6.3(c) .

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ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

  Section 7.1             Termination .  This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a)   by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company:

  (i)             if the Merger shall not have been consummated on or before the date that is six (6) months after the date of this Agreement (as extended as set forth below, the “ Outside Date ”); provided , however , that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; or

  (ii)             if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and, in each case, such order decree, ruling or action shall have become final and nonappealable; provided , however , that the right to terminate under this Section 7.1(b)(ii) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of such action;

(c)   by Parent (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or (ii) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), such that the conditions to closing set forth in Section 6.3(a) or 6.3(b) , as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company stating its intention to terminate pursuant to this Section 7.1(c) and the basis for such termination (it being understood that Parent shall be obligated to provide such written notice as soon as reasonably practicable after Parent becomes aware of such breach);

(d)   by the Company (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of Parent or Merger Sub set forth in this Agreement, or (ii) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), such that the conditions to closing set forth in Section 6.2(a) or 6.2(b) , as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent stating its intention to terminate pursuant to this Section 7.1(d) and the basis for such termination (it being understood that the Company shall be obligated to provide such written notice as soon as reasonably practicable after the Company becomes aware of such breach);

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(e)   by Parent or the Company, if Parent Stockholder Approval shall not have been obtained on or before January 31, 2011;

(f)   by Parent, at any time prior to obtaining the Parent Stockholder Approval, if the Parent Board (or any committee thereof) authorizes the Parent, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Parent enters into such definitive agreement concurrently with such termination and pays the Termination Fee and Termination Expenses in accordance with the procedures and within the time periods set forth in Section 7.3 ; provided , however , that Parent shall not terminate this Agreement pursuant to this Section 7.1(f) unless Parent has first provided notice of such Superior Proposal to the Company in accordance with Section 4.2(d) and has complied with the provisions of Section 4.2(d) and, after so complying, such proposal continues to constitute a Superior Proposal; provided that, as a condition to the effectiveness of such termination, Parent shall have delivered to the Company all fees and expenses as required pursuant to Section 7.3 ;

(g)   by the Company if there shall have been a Parent Material Adverse Effect and such Parent Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent stating its intention to terminate pursuant to this Section 7.1(g) and the basis for such termination (it being understood that the Company shall be obligated to provide such written notice as soon as reasonably practicable after the Company becomes aware of such Parent Material Adverse Effect); or

(h)   by Parent if there shall have been a Company Material Adverse Effect and such Company Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company stating its intention to terminate pursuant to this Section 7.1(h) and the basis for such termination (it being understood that Parent shall be obligated to provide such written notice as soon as reasonably practicable after Parent becomes aware of such Company Material Adverse Effect).

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

  Section 7.2             Effect of Termination .  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1 , this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub, or their respective officers or directors (except for the entirety of Section 5.2(b) , the entirety of Section 7.3 and the entirety of Article VIII and Article IX which shall survive the termination); provided , however , that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement or prevent a party from exercising its rights under Section 9.6 .

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  Section 7.3             Payments; Obligations .

(a)   Company Termination Fee .

  (i)             In the event that Parent terminates this Agreement pursuant to Section 7.1(f) , then Parent shall pay to the Company in cash (A) an amount equal to the greater of (x) 5.0% of the total value of the consideration to be received by Parent and/or Parent’s stockholders (regardless of the form of such consideration) pursuant to the definitive agreement entered into by Parent concerning a transaction that constitutes a Superior Proposal, and (y) $300,000 (the “ Termination Fee ”), as promptly as possible (but in any event within three (3) Business Days) following such termination, and (B) the Termination Expenses no later than three (3) Business Days after receipt of documentation supporting such Termination Expenses.

  (ii)             In the event that after the date hereof and prior to Parent Stockholder Approval, (A) an Alternative Proposal shall have been made to Parent or shall have been made directly to the stockholders of Parent generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal and (B) thereafter this Agreement is terminated pursuant to Sections 7.1(d) or 7.1(e) , then Parent shall pay the Company the Termination Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Termination Expenses.  If, concurrently with or within twelve (12) months after any such termination described in clause (B) in the immediately preceding sentence, Parent enters into a definitive agreement with respect to, or consummates, any Alternative Proposal, then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Alternative Proposal.

  (iii)             In the event this Agreement is terminated pursuant to Section 7.1(d) (and Section 7.3(a)(ii) shall not apply) or pursuant to Section 7.1(g), then Parent shall pay to the Company the Termination Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Termination Expenses.

  Any fee due and Termination Expenses to be reimbursed under this Section 7.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by the Company to Parent.  For purposes of this Section 7.3(a) , the term “ Alternative Proposal ” shall have the meaning assigned to such term in Section 9.11 , except that all references to “15%” in the definition of “Alternative Transaction,” as used in the definition of “Alternative Proposal” shall be deemed to be references to “25%.”

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(b)   Upon payment of the Termination Fee and the Termination Expenses, as applicable, the Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company; provided that nothing herein shall release Parent from liability for willful or intentional breach or fraud or prevent the Company from exercising its rights under Section 9.6 .

  Section 7.4             Amendment .  This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.5             Waiver .  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

INDEMNIFICATION

  Section 8.1             Survival of Representations and Warranties .  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and remain in full force and effect until the later of (x) the 12-month anniversary of the Closing and (y) 30 days after the auditor’s release of the final results of its audit of Parent’s financial statements for fiscal 2011 to Parent.

  Section 8.2             Indemnification .

(a)   Subject to the terms and conditions of this Article VIII , after the Closing, Parent shall indemnify, defend and hold harmless all recipients of Merger Consideration (the “ Indemnitees ”) from any and all claims, liabilities, losses, damages, costs and/or expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, “ Losses ”) resulting of or arising out of or related to (i) the breach of any representation or warranty made by Parent or Merger Sub in this Agreement or in any document delivered pursuant hereto or (ii) the failure of Parent to satisfy the conditions set forth under Section 6.2(q) as of the Closing, irrespective of the Company’s participating in the Closing, which shall not be deemed to be a waiver of Section 6.2(q) .  For avoidance of doubt, the amount of any Losses under clause (ii) above shall be equal to the amount by which the Transaction Costs exceed $300,000, based upon a reasonable determination by the Company.

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(b)   Robert R. Galvin shall serve as the sole representative of the Indemnitees (the “ Indemnitee Representative ”) and shall have the sole right to assert a claim for indemnification under this Article VIII .  The right of Indemnitee Representative to make any claim for indemnification under this Article VIII shall survive the Closing until the later of (x) the 12-month anniversary of the Closing and (y) 30 days after the auditor’s release of the final results of its audit of Parent’s financial statements for fiscal 2011 to Parent.  If, prior to the first anniversary of the Closing, a claim for indemnification under this Article VIII has been asserted in writing in accordance with Section 8.3 , such claim for indemnification shall survive until the final disposition thereof.

  Section 8.3             Notice of Claim .  Indemnitee Representative shall, within the limitation period provided for in Section 8.2(b) , promptly notify Mr. Agüero, who shall serve as the sole representative of Parent for purposes of this Article VIII (the “ Indemnitor Representative ”), in a writing describing in reasonable detail the facts giving rise to any claims for indemnification hereunder (a “ Claim Notice ”) and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim.

  Section 8.4             Method and Manner of Paying Claims .  In the event any claim included in a Claim Notice is contested by Indemnitor Representative, he shall provide a written notice delivered to Indemnitee Representative within fifteen (15) calendar days after the delivery of the Claim Notice, such notice describing in reasonable detail the grounds for contesting any such claims.  In the event any claim included in a Claim Notice is not contested as provided in the previous sentence, Indemnitee Representative shall instruct the Escrow Agent as to the number of Escrow Shares that shall be released from escrow and delivered to their holders pro rata in satisfaction of the claims, which number shall equal (x) the amount of the applicable Loss, (y) divided by $0.25.

  Section 8.5             Exclusive Remedy .  Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the Losses described in Section 8.2(a) , except in the case of fraud or willful misconduct leading to such Losses and except for any action seeking specific performance, declaratory judgment or injunctive relief.

ARTICLE IX

GENERAL PROVISIONS

  Section 9.1             Notices .  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a) if to Parent or Merger Sub, to

Beacon Energy Holdings, Inc.
186 North Avenue East
Cranford, NJ 07016
Attention: Carlos E. Agüero
Facsimile No.: (908) 497-1097

with a copy to:

Sichenzia Ross Friedman Ference LLP 61 Broadway, 32 nd Floor New York, New York 10006
Attention: Harvey Kesner, Esq. Facsimile No.: (212) 930-9725

(b) if to the Company, to

Environmental Quality Management, Inc.
1800 Carillon Boulevard
Cincinnati, Ohio 45240
Attention: Jack S. Greber
Facsimile No.: (513) 825-7495

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55 th Street New York, NY 10022-1106 Attention: Steve Wolosky, Esq. Facsimile No.: (212) 451-2222

  Section 9.2             Interpretation .  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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  Section 9.3             Counterparts .  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 9.4             Entire Agreement; No Third-Party Beneficiaries .  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement, except for the provisions of Section 5.6 (which upon the Effective Time are intended to benefit the Indemnified Parties), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided , however , that following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article I to the extent necessary to receive the Merger Consideration to which such holder is entitled pursuant to Article I .

  Section 9.5             Governing Law .  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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  Section 9.6             Specific Performance; Submission To Jurisdiction .  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware).  The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware).  Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.6 , (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.  Parent and the Company hereby consent to service being made through the notice procedures set forth in Section 9.1 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

  Section 9.7             Waiver of Jury Trial .  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7 .

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  Section 9.8             Assignment .  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

  Section 9.9             Expenses .  Except as provided in Section 7.3 , whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

  Section 9.10             Severability .  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

  Section 9.11             Definitions .

(a)   In this Agreement, the following terms have the meanings specified or referred to in this Section 9.11(a) and shall be equally applicable to both the singular and plural forms.

  (i)             “ Action ” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

  (ii)             “ Affiliate ” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

  (iii)             “ Alternative Proposal ” means any offer or proposal by a Third Party relating to any Alternative Transaction.

  (iv)             “ Alternative Transaction ” means any transaction or series of related transactions other than the Merger involving (a) any acquisition or purchase from Parent by any Third Party of more than a 15% interest in the total outstanding voting securities of Parent or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of the total outstanding voting securities of Parent or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Parent or any of its Subsidiaries or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Parent.

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  (v)             “ Biodiesel ” means biodiesel that consistently meets the quality requirements of ASTM D6751 (the American Society for Testing and Manufacturing’s fuel specification standard for B100 biodiesel), which specifies the required properties of B100 biodiesel for use as a blend component with petroleum diesel fuel oils, which required qualities include, but are not limited to, maximum amounts of free glycerin, total glycerin, water and sediment content, sulfated ash, total sulfur, copper corrosivity, carbon residue, magnesium, calcium, sodium and phosphorous.

  (vi)             “ Biodiesel Tax Incentive ” means the $1 per gallon blenders excise tax credit that can be claimed on biodiesel produced from vegetable oils, animal fats and used restaurant grease (yellow grease) adopted in 2004 as part of the American Jobs Creation Act, extended through December 31, 2008 as part of the Energy Policy Act of 2005 and further extended retroactively through December 31, 2011 under the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010.

  (vii)             “ Business Day ” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

  (viii)             “ Company Common Stockholders ” shall mean the holders of Company Common Stock existing immediately prior to the Effective Time.

  (ix)             “ Company Material Adverse Effect ” means any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Company, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or consummate the Merger in the manner contemplated by this Agreement; provided , however , that none of the following shall be deemed in themselves to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (i) any change generally affecting the economy, financial, credit or capital markets (including changes in interest rates or exchange rates) or political, economic conditions in the United States, (ii) conditions (or changes therein) generally affecting the industry in which the Company operates, (iii) changes in applicable Law or GAAP, except in the case of each of clauses (i), (ii) and (iii) to the extent that the Company is adversely affected in a disproportionate manner relative to other participants in the industries in which the Company operates, (iv) compliance by the Company with the terms of this Agreement, (v) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Merger, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, or (vii) any hurricane, earthquake, flood, natural disaster, or other force majeure event.

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  (x)             “ Contract ” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

  (xi)             “ Effective Time ” means the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.

  (xii)             “ Encumbrance ” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

  (xiii)             “ Escrow Agreement ” means that certain escrow agreement, dated as of the date hereof, by and among Parent, Merger Sub, the Company and Escrow Agent.

  (xiv)             “ Governmental Entity ” means domestic or foreign governmental, administrative, judicial or regulatory authority.

  (xv)             “ Intervening Event ” means, with respect to Parent, a material event, occurrence, fact, condition, effect, change or development that was not known or reasonably foreseeable to the Parent Board on the date of this Agreement, which event, occurrence, fact, condition, effect, change or development becomes known to the Parent Board before receipt of the Parent Stockholder Approval; provided , that (i) in no event shall any action taken by either party pursuant to and in compliance with the terms of this Agreement, including the covenants set forth in Section 5.6 , and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall the receipt, existence of or terms of an Alternative Proposal or a Superior Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event and (iii) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, financial condition or results of operations of Parent or any of its Subsidiaries constitute an Intervening Event unless such event, occurrence, fact, condition, effect, change or development has had or would reasonably be expected to have a Parent Material Adverse Effect.

  (xvi)             “ IRS ” means the Internal Revenue Service.

  (xvii)             “ Knowledge of Parent ” means the actual knowledge of the individuals identified in Section 9.11 of the Parent Disclosure Schedule.

  (xviii)             “ Knowledge of the Company ” means the actual knowledge of the individuals identified in Section 9.11 of the Company Disclosure Schedule.

  (xix)             “ New Notes ” means the Convertible Subordinated Notes of Parent in substantially the form set forth on Exhibit E .

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  (xx)             “ Order ” means any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator.

  (xxi)             “ Original Notes ” means the 15% Senior Secured Non-Convertible Notes due April 10, 2012 of Parent.

  (xxii)             “ Parent Common Stockholders ” means the holders of Parent Common Stock existing immediately prior to the Effective Time.

  (xxiii)             “ Parent Material Adverse Effect ” means any circumstance, state of facts, occurrence, event, change, effect or development that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent to perform its obligations under this Agreement or consummate the Merger in the manner contemplated by this Agreement; provided , however , that none of the following shall be deemed in themselves to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:  (i) any change generally affecting the economy, financial, credit or capital markets (including changes in interest rates or exchange rates) or political, economic conditions in the United States, (ii) conditions (or changes therein) generally affecting the industries in which Parent or its Subsidiaries operate, (iii) changes in applicable Law or GAAP, except in the case of each of clauses (i), (ii) and (iii) to the extent that Parent and its Subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate, (iv) compliance by Parent or its Subsidiaries with the terms of this Agreement, (v) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Merger, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, or (vii) any hurricane, earthquake, flood, natural disaster, or other force majeure event.

  (xxiv)             “ Parent Shares ” shall mean shares of Parent Common Stock.

  (xxv)             “ Parent Preferred Shares ” shall mean shares of Parent Preferred Stock.

  (xxvi)             “ Parent Series A Convertible Preferred Shares ” shall mean shares of Parent Series A Convertible Preferred Stock.

  (xxvii)             “ Parent Series A Convertible Preferred Stock ” shall mean the newly created Series A Convertible Preferred Stock, par value $0.001 per share, of Parent.

  (xxviii)             “ Permitted Encumbrances ” means (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws, and (c) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances.

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  (xxix)             “ Person ” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.

  (xxx)             “ Subsidiary ” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

  (xxxi)             “ Superior Proposal ” means a bona fide written proposal made by a Third Party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, in excess of 75% of all of the assets of  Parent and its Subsidiaries, taken as a whole, or in excess of 50% of the outstanding voting securities of the Parent and as a result of which the stockholders of Parent immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction, on terms that in the reasonable good faith judgment of the Parent Board, after consultation with its outside financial advisors, are more favorable to Parent’s stockholders from a financial point of view than the terms of the Merger, and is reasonably likely to be completed on a timely basis after taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement).

  (xxxii)             “ Tax Return ” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

  (xxxiii)             “ Taxes ” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any additions to tax, interest or penalty imposed by any Governmental Entity.

  (xxxiv)             “ Termination Expenses ” shall mean documented fees and expenses incurred or paid by or on behalf of the Company in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all reasonable documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to the Company and its Affiliates, provided , however , that the amount required to be reimbursed in respect of Expenses by Parent shall not exceed $500,000.

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  (xxxv)             “ Third Party ” means any Person or group (as defined under Section 13(d) of the Exchange Act) other than the Company and its Affiliates.

(b)   Each of the following terms is defined on the pages set forth opposite such term:

Defined Term	Section

Affiliate Transaction	2.19
Agreement	Introduction
Alternative Transaction Agreement	4.2(d)(iii)
Appraisal Report	2.28
Certificate of Designation	1.5(a)
Certificate of Merger	1.2
Certificates	1.10(a)
Claim Notice	8.3
Closing	1.13
Closing Date	1.13
Code	Recitals
Common Merger Consideration	1.7(c)
Company	Introduction
Company Board	3.3(a)
Company Board Approval	3.3(a)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Intellectual Property	3.11(a)
Company Junior Preferred Stock	Recitals
Company Material Contract	3.12
Company Permits	3.7
Company Plans	3.14(a)
Company Preferred Stock	Recitals
Company Senior Preferred Stock	Recitals
Company Share	1.7(c)
Company Stock Option Plan	3.2(a)
Company Stock Options	3.2(a)
Company’s Current Premium	5.7(b)
Confidential Information	5.2(b)
D&O Insurance	5.7(b)
Discloser	5.2(b)
Dissenting Shares	1.7(d)
Environmental Laws	2.12(a)

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ERISA	2.16(a)
ERISA Affiliate	2.16(a)
Escrow	1.9(a)
Escrow Agent	1.9(a)
Escrow Shares	1.9(a)
Exchange Act	2.4(b)
Exchange Agent	1.10(a)
Exchange Fund	1.10(a)
GAAP	2.5(a)
Incentive Shares	1.9
Indemnitees	8.2(a)
Indemnitee Representative	8.2(b)
Indemnified Parties	5.7(a)
Indemnitor Representative	8.3
Junior Preferred Merger Consideration	1.7(c)
Laws	1.4(a)
Losses	8.2(a)
Merger	Recitals
Merger Consideration	1.7(c)
Merger Sub	Introduction
Merger Sub Common Stock	Recitals
Name Change	1.5(a)
OGCL	1.1
Outside Date	7.1(b)(i)
Parent	Introduction
Parent Adverse Recommendation Change	4.2(d)
Parent Board	1.5(c)
Parent Board Approval	2.3(a)
Parent Bylaws	2.1(c)
Parent Certificate	2.1(c)
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article II
Parent Intellectual Property	2.13(a)
Parent Material Contract	2.14
Parent Permits	2.9
Parent Plans	2.16(a)
Parent Preferred Stock	Recitals
Parent SEC Documents	2.5(a)
Parent Shares	1.7(c)
Parent Stockholder Approval	5.1(a)
Refinery	1.9(b)
Recipient	5.2(b)
Representatives	4.2(a)
Restart Capital Expenditures	2.27
Reverse Split Amendment	1.6
Reverse Stock Split	1.6(a)

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RFS Programs	2.12(d)
Sarbanes-Oxley Act	2.5(b)
SEC	2.2(c)
Securities Act	1.10(h)
Senior Preferred Merger Consideration	1.7(c)
Significant Subsidiary	2.1(b)
Surviving Corporation	1.1
Termination Fee	7.3(a)(i)
Transaction Costs	6.2(q)

* * * * *

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IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BEACON ENERGY HOLDINGS, INC.

By:	/s/ Carlos E. Agüero
	Name:	Carlos E. Agüero
	Title:	Chairman

BEACON ACQUISITION, INC.

By:	/s/ Carlos E. Agüero
	Name:	Carlos E. Agüero
	Title:	President

ENVIRONMENTAL QUALITY MANAGEMENT, INC.

By:	/s/ Jack S. Greber
	Name:	Jack S. Greber
	Title:	Chief Executive Officer